EXHIBIT 10.6
SEVERANCE PROTECTION AGREEMENT
     This Severance Protection Agreement (“Agreement”) is made by and between FIRST BANK. OF GEORGIA, a banking corporation chartered under the laws of the State of Georgia (the “Bank’) and REMER Y. BRINSON, an employee of the Bank (the “Employee”).
W I T N E S S E T H:
     WHEREAS, the Employee is currently an officer of the Bank holding the title of President; and
     WHEREAS, the Bank and the Employee desire to provide for the payment of severance pay to the Employee in the event of termination of Employee’s employment with the Bank following a change in control of the Bank and/or the Bank’s parent holding company, Georgia-Carolina Bancshares, Inc. (the “Company”), on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and conditions set forth herein, the Bank and the Employee agree herein as follows:
     1. OPERATION OF AGREEMENT. This Agreement shall be effective immediately upon its execution, but its provisions shall not be operative, for any reason, unless and until a “Change in Control” (as such term is defined in paragraph 2 hereof) has occurred.
     2. CHANGE IN CONTROL. (a) Unless otherwise provided, the term “Change in Control” as used in this Agreement shall mean the first to occur of any of the following;
(i)	The effective date of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) pursuant to which (a) the Company merges into or becomes a subsidiary of another corporation or (b) one or more of the Company’s subsidiaries (including but not limited to the Bank) becomes a subsidiary of or merges with another entity, or (c) substantially all of the assets of the Company are sold to or acquired by a person, corporation or group of associated persons acting in concert who are not members of the present Board of Directors of the Company.

(ii)	The date upon which any person, corporation, or group of associated persons acting in concert becomes a direct or indirect beneficial owner of shares of stock of the Company representing an aggregate of more than 25% of the votes then entitled to be cast at an election of directors of the Company; or

(iii)	The date upon which the persons who were members of the Board of Directors of the Company as of the date of this Agreement (the “Original Directors”) cease to constitute a majority of the Board of Directors of the Company; provided, however, that any new director whose nomination or selection has been approved by the unanimous affirmative vote of the Original Directors then in office shall also be deemed an Original Director.
     (b) Notwithstanding the foregoing and for purposes of paragraph 4(b) below only, the term “Change in Control” shall mean the date upon which any person, corporation, or group of associated persons acting in concert becomes a direct or indirect beneficial owner of shares of stock of the Company representing an aggregate of 50% or more of the votes then entitled to be cast at an election of directors of the Company.
     3. SEVERANCE PAY UPON TERMINATION BY THE BANK WITHOUT CAUSE OR BY EMPLOYEE FOR CAUSE. If, during the three (3) year period immediately following a Change in Control, the Employee’s employment with the Bank is terminated either:
     (a) by the Bank for no reason or for any reason other than as a result of:
(i)	the gross negligence or willful misconduct by the Employee which is materially damaging to the business of the Bank or the Company;

(ii)	the conviction of the Employee of any crime involving breach of trust or moral turpitude;

(iii)	a consistent pattern of failure by the Employee to follow the reasonable written instructions or policies of the Employee’s supervisor or the Board of Directors of the Bank or Company; or

(iv)	receipt by the Bank or the Company of any written notice from the Georgia Department of Banking and Finance, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System requiring the removal of the Employee.
     (b) by the Employee as a result of, and within ninety (90) days following:
(i)	a reduction in the Employee’s rate of regular compensation from the Bank to an amount below the rate of the Employee’s regular compensation as in effect immediately prior to the Change in Control; or

(ii)	a requirement that the Employee relocate to a county other than Columbia, McDuffie or Richmond County; or

(iii)	a reduction in the Employee’s duties, title, and/or responsibilities, as were previously set prior to the Change in Control, then the Bank shall pay the Employee an amount equal to two (2) times the rate of the Employee’s annual regular compensation (not including bonuses, benefits, grant of options or any other compensation other than regular periodic salary payments) as in effect immediately prior to the Change in Control. Such compensation shall be paid in a lump sum within thirty (30) days after such termination or on a monthly basis as specified in writing by the Employee.
     4. SEVERANCE PAY UPON TERMINATION BY THE EMPLOYEE. Within ninety (90) days after the date upon which a Change in Control occurs as defined in:
(a)	paragraphs 2(a)(i)-(iii) above, Employee may terminate employment and the Bank shall pay Employee an amount equal to Employee’s regular annual compensation (not including bonuses, benefits, grant of options, or any other compensation other than regular periodic salary payments) as in effect immediately prior to the Change in Control as set forth is paragraphs 2(a)(i)-(iii) hereof. Such compensation shall be paid in a lump sum within thirty (30) days of such termination or on a monthly basis as specified in writing by the Employee; or
(b)	paragraph 2(b) above, Employee may terminate its employment and the Bank shall pay Employee an amount equal to one and one half (1 1/2) times the rate of Employee’s regular annual compensation (not including bonuses, benefits, grant of options, or any other compensation other than regular periodic salary payments) as in effect immediately prior to the Change in Control as set forth in paragraph 2(b) hereof. Such compensation shall be paid in a lump sum within thirty (30) days of such termination or on a monthly basis as specified in writing by the Employee.
     5. NO SEVERANCE PAY UPON OTHER TERMINATION. Upon any termination of Employee’s employment with the Bank other than a termination specified in paragraphs 3 and 4, the sole obligation of the Bank to the Employee shall be to pay Employee’s regular compensation up to the effective date of the termination.
     6. ENTIRE OBLIGATION. Payment to the Employee pursuant to paragraph 3 or 4 of this Agreement shall constitute the entire obligation of the Bank to the Employee in full settlement of any claim at law or in equity that the Employee may otherwise assert against the Bank or any of its employees, officers or directors on account of the Employee’s termination of employment.
     7. NO OBLIGATION TO CONTINUE EMPLOYMENT. This Agreement does not create any obligation on the part of the Bank to continue to employ the Employee following a Change in Control or in the absence of a Change in Control.
     8. TERM OF AGREEMENT. This Agreement shall remain in effect for a term of three (3) years from the date hereof and shall automatically renew for an additional three (3) years on each anniversary thereof, unless Employee is otherwise notified to the contrary thirty (30) days prior to such anniversary by the Bank, in which case this Agreement shall terminate two (2) years from such anniversary.
     9. SEVERABILITY. Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement,
     10. ASSIGNMENT, SUCCESSOR AND INTEREST. This agreement being personal to the Employee, it may not be assigned by the Employee. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Bank and/or the Company and the heirs, executors and personal representatives of the Employee.
     11. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, and conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
     IN WITNESS WHEREOF, this Agreement has been executed by the undersigned duly authorized on this 4th day of September, 2000.

BANK: FIRST BANK OF GEORGIA
By:	/s/ John W. Lee
Chairman of the Board

EMPLOYEE:
/s/ Remer Y. Brinson
Remer Y. Brinson